Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-3

CaliberCos Inc.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Class A Common Stock, $0.001 par value per share	(1)	Other	2,162,791	$0.9662	$2,089,688.66	0.0001381	$288.59

Total Offering Amounts:							$2,089,688.66		288.59
Total Fees Previously Paid:									0.00
Total Fee Offsets:									0.00
Net Fee Due:									$288.59

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Offering Note(s)

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional Class A common stock, par value $0.001 per share (the “Common Stock”) of CaliberCos Inc. (the “Company”) that may become issuable upon any share split, share dividend, recapitalization or other similar transaction effected without the Company’s receipt of consideration which results in an increase in the number of the outstanding Common Stock.

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rules 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low prices of the Common Stock on April 7, 2026.

The Company will not receive any proceeds from the sale of its Common Stock by the Selling Stockholders.

Represents the resale of (i) 1,707,900 shares of Common Stock, and (ii) 454,891 shares of Common Stock issuable upon conversion of Series AAA Convertible Preferred Stock. All the Common Stock are to be offered for resale by the Selling Stockholders named in the prospectus contained in this Registration Statement on Form S-3.